Exhibit 99.1

Media Contact:     Aspen Technology, Inc.            IR Contact:     ICR Inc. for AspenTech
Lucy Millington                        Brian Denyeau
Lucy.millington@aspentech.com                brian.denyeau@icrinc.com

Aspen Technology, Inc. Appoints Adriana Karaboutis to Its Board of Directors

BEDFORD, Mass. - March 4, 2020 - Aspen Technology, Inc. (NASDAQ: AZPN), a global leader in asset optimization software, today announced that Adriana Karaboutis will join the Aspen Technology board of directors in July 2020.

Karaboutis is currently Group Chief Information and Digital Officer at National Grid where she is responsible for the development of group-wide digital strategy, information systems and services, digital security and risk, and overall security. During her career, Karaboutis has led digital transformation for several global brands including Biogen Inc, Dell Inc, General Motors Corporation and Ford Motor Company. As EVP Technology, Business Solutions and Corporate Affairs at Biogen she introduced leading digital partners to build capabilities that deliver value across drug discovery, development and delivery processes through core information technology strategy.

Prior to Biogen, Karaboutis was instrumental in driving a culture of innovation and continuous business process improvement at Dell as Vice President and Global CIO. Karaboutis brings extensive experience in computer-integrated manufacturing and supply chain management having held international senior leadership roles at General Motors and Ford. For more than 20 years Karaboutis has focused on innovating with technology to drive business transformation in complex manufacturing and process industries.

“This is an exciting time for established process industries to embrace the real value of digital transformation and turn it into a competitive advantage. I am honored to be joining the board of directors of Aspen Technology. AspenTech understands the complexities and parameters of these industries and has an impressive portfolio of software solutions purpose-built for their environments. I look forward to supporting AspenTech as it applies its decades of experience to deliver the advanced AI capabilities that will drive tomorrow’s industry,” commented Adriana Karaboutis.

“We look forward to welcoming Adriana Karaboutis to the Aspen Technology board of directors, where her deep understanding of complex process industries and experience of leveraging technology to drive business transformation will complement and enhance the strategic value delivered by our board,” added Antonio Pietri, President, CEO and board member at Aspen Technology. “Adriana has a strong track record driving innovation in customer engagement and business operations that will bring valuable expertise to our board.”

Karaboutis holds a BS in Computer Science, from Wayne State University, Detroit. MI. In addition to serving as an independent board director for Aspen Technology, Karaboutis serves on the board of Perrigo Company plc, and, through May 2020, on the board of Advance Auto Parts, Inc.

About Aspen Technology

Aspen Technology (AspenTech) is a global leader in asset optimization software. Its solutions address complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modeling expertise with artificial intelligence. Its purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets safer, greener, longer and faster. Visit AspenTech.com to find out more.

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